Exhibit 5.1

K R A M E R  L E V I N  N A F T A L I S  &  F R A N K E L  L L P

July 10, 2007

Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, Pennsylvania 19355

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

          We have acted as counsel to Vishay Intertechnology, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 3,000,000 shares (the “Shares”) of common stock, par value $0.10 per share, of the Registrant, to be issued pursuant to the Registrant’s 2007 Stock Option Program (the “Plan”).

                     We have reviewed copies of:

1.	the Registration Statement;

2.	the Plan;

3.

the Composite Amended and Restated Certificate of Incorporation of the Registrant dated August 3, 1995; the Certificate of Amendment of Composite Amended and Restated Certificate of Incorporation dated May 22, 1997; the Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated November 2, 2001; and the Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated July 29, 2003 Amended and Restated Certificate of Incorporation;

4.	the Amended and Restated Bylaws of the Registrant;

5.	the resolutions of the Board of Directors of the Registrant; and

6.	the resolutions of the Executive Committee of the Board of Directors of the Registrant.

1177 AVENUE OF THE AMERICAS NEW YORK NY 10036-2714 PHONE 212.715.9100 FAX 212.715.8000 WWW.KRAMERLEVIN.COM

ALSO AT 47 AVENUE HOCHE 75008 PARIS FRANCE

K R A M E R  L E V I N  N A F T A L I S  &  F R A N K E L  L L P

Vishay Intertechnology, Inc.
July 10, 2007

          We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon representations and certificates of officers or representatives of the Registrant.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance thereof and payment therefor in accordance with the terms stated in the Plan, will be validly issued, fully paid and non-assessable.

          We express no opinion with respect to the laws of any jurisdiction other than the federal laws of the United States and the Delaware General Corporation Law.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP